EXHIBIT 99.1

AVX Corporation Announces First Quarter Results

MYRTLE BEACH, S.C. -- (BUSINESS WIRE) -- July 26, 2006 --

AVX Corporation (NYSE: AVX) reported that net sales improved to $366.4 million in the first quarter ended June 30, 2006 from $319.8 million in the first quarter last year. This was an increase of $46.6 million, or 14.6%, from the previous year.

Chief Executive Officer and President, John Gilbertson, stated, “The sales growth in the current quarter indicates that end market growth is continuing. We saw a positive book to bill during each month of the quarter and this is a strong indicator for the balance of the year.”

Net income for the quarter improved $26.0 million to $36.2 million, or $0.21 per share, compared to net income of $10.2 million, or $0.06 per share for the same quarter last year.

The improved operating profit of $47.0 million for the quarter resulted from increased sales, reduced operating costs and enhanced production capabilities, as well as a favorable mix of value added component and connector sales.

The Quarter’s highlights:
▬	Revenue up 14.6% compared to last year and up 8.3% sequentially from the most recent quarter.
▬	Gross profit margin of 20.6%. Margins have increased in each of the last five quarters.
▬	Earnings per share of $0.21, up $0.15 from last year.
▬	Dividends paid of $0.0375 per share.

Cash, including short and long-term investments in securities, increased $63.5 million during the June quarter and totaled $862.9 million at June 30, 2006. During the quarter, $6.5 million of dividends to stockholders were paid, and $2.4 million was used to purchase AVX shares on the market, now held as treasury stock.

John Gilbertson went on to state, "Our continuing efforts to reduce our cost structure in addition to the growth of innovative advanced products to provide unique solutions for our customers have resulted in sequentially improved operating results. Our financial position remains exceptionally strong and we continue to be optimistic about this year for electronic components."

AVX, headquartered in Myrtle Beach, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avx.com.

AVX CORPORATION
Consolidated Condensed Statements of Income
(unaudited)
(in thousands, except per share data)

	Three Months Ended
	June 30
	2005	2006
Net sales	$319,814	$366,408
Cost of sales	281,961	291,081
Gross profit	37,853	75,327
Selling, general & admin. expense	27,771	28,374
Profit (loss) from operations	10,082	46,953
Other income	6,157	6,725
Income (loss) before income taxes	16,239	53,678
Provision (benefit) for taxes	6,009	17,445
Net income (loss)	$10,230	$36,233

Basic income (loss) per share	$0.06	$0.21
Diluted income (loss) per share	$0.06	$0.21

Weighted average common
shares outstanding:
Basic	172,515	172,281
Diluted	172,796	173,096

AVX CORPORATION
Consolidated Condensed Balance Sheets
(unaudited)
(in thousands)
	March 31,	June 30,
	2006	2006
Assets
Cash and cash equivalents	$505,326	$568,853
Short-term investments in securities	158,995	185,000
Accounts receivable, net	177,448	192,153
Inventories	307,653	307,252
Other current assets	54,350	55,385
Total current assets	1,203,772	1,308,643
Long-term investments in securities	135,004	109,000
Property, plant and equipment, net	232,950	234,164
Other assets	103,482	103,951

TOTAL ASSETS	$1,675,208	$1,755,758

Liabilities and Stockholders' Equity
Accounts payable	$105,011	$115,056
Income taxes payable and accrued expenses	66,019	82,825
Total current liabilities	171,030	197,881
Other liabilities	56,069	55,961

TOTAL LIABILITIES	227,099	253,842

TOTAL STOCKHOLDERS' EQUITY	1,448,109	1,501,916

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,675,208	$1,755,758

Certain statements contained above may be "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Risk factors relating to such statements are described in the documents AVX Corporation files with the Securities and Exchange Commission, including, but not limited to its Form 10-Ks, Form 10-Qs and Form 8-Ks. Actual events, results, and/or timing may differ from the events, results, and/or timing as projected, estimated, or described above.

Contact:
AVX Corporation, Myrtle Beach
Kurt Cummings,
843/946-0691
finance@avxus.com